CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Advanced Series Trust of our report dated February 19, 2025, relating to the financial statements and financial highlights of AST J.P. Morgan Fixed Income Central Portfolio, AST PGIM Fixed Income Central Portfolio and AST Target Maturity Central Portfolio, which appears in Advanced Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York

April 30, 2025